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Exhibit 21.1

SUBSIDIARIES OF THE REGISTRANT

Chemical Design Holdings plc	(United Kingdom)
Chemical Design Incorporated	(New Jersey)
Chemical Design International Limited	(United Kingdom)
Chemical Design Limited	(United Kingdom)
Chemical Design SARL	(France)
Chemical Design Supplies Limited	(United Kingdom)
Chemical Design West Coast Incorporated	(California)
Genetics Computer Group Incorporated	(Wisconsin)
Health Designs, Incorporated	(New York)
Accelrys GmbH	(Germany)
Accelrys Incorporated	(Delaware)
Accelrys Limited	(United Kingdom)
Accelrys SARL	(France)
Accelrys kk	(Japan)
Oxford Molecular Group, Inc.	(Delaware)
Oxford Molecular Limited	(United Kingdom)
Oxford Molecular SA	(France)
Synopsys Scientific Systems Limited	(United Kingdom)
Synopsys Scientific Systems Incorporated	(New Jersey)
Synomics Limited	(United Kingdom)

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SUBSIDIARIES OF THE REGISTRANT